EXHIBIT 99.4

Execution Version

SETTLEMENT AND STANDSTILL AGREEMENT

This SETTLEMENT AND STANDSTILL AGREEMENT dated May 5, 2011 (this “Agreement”) is by and among the persons listed on Schedule A (collectively, the “Privet Group” and each individually a “member” of the Privet Group) and Startek, Inc. (the “Company”)

WHEREAS, the Company and the Privet Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plan;

WHEREAS, the Privet Group and other participants gave notice to the Company that they intend to nominate certain individuals for election as directors to the Board of Directors of the Company (the “Board”) at the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”);

WHEREAS, the Company informed the Privet Group that the director nomination notice failed to comply with the requirements for director nominations under the Bylaws of the Company;

WHEREAS, the Privet Group has indicated to the Company that the Privet Group is considering proposing stockholder action to facilitate the election of new directors to the Board;

WHEREAS, each of the Company and the Privet Group has determined that it is in each party’s best interests to come to an agreement with respect to certain matters including the composition of the Board. and

WHEREAS, the Board convened and immediately adjourned the 2011 Annual Meeting, to be reconvened on May 11, 2011, in order to provide time for the negotiation of the terms of this Agreement and to facilitate the implementation of such terms.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Board Composition; 2011 Annual Meeting.

(a)                                  Voting at the 2011 Annual Meeting.  Upon receiving evidence reasonably satisfactory of the occurrence of the events contemplated by Sections 1(b) through 1(d) of this Agreement, each member of the Privet Group shall cause, in the case of all shares owned of record, and shall instruct the record owner, in the case of all shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) beneficially owned but not owned of record, directly or indirectly, by it, or by any Affiliate of such member of the Privet Group, as of the record date for the 2011 Annual Meeting, to be present for quorum purposes and to be voted, at the reconvened 2011 Annual Meeting or at any adjournments or postponements thereof, in accordance with the Board’s recommendations for each of the proposals described in the Company’s proxy statement relating to the 2011 Annual Meeting dated March 30, 2011.  For purposes of this Agreement: the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(b)                                 Director Resignations.  As soon as practicable after the date of this Agreement, but in no event later than May 9, 2011, the Board shall obtain the resignation from the Board of two directors, effective as of the date of the reconvened 2011 Annual Meeting, and notice from such directors that they will not stand for re-election at the reconvened 2011 Annual Meeting.

(c)                                  Director Appointments.  The Company’s Nominating and Governance Committee, at a duly convened meeting to be held on May 11, 2011 immediately following the final adjournment of the reconvened 2011 Annual Meeting, shall nominate for appointment to the Board, and the Board at a duly convened meeting to be held on May 11, 2011, shall take all necessary action to appoint Ben Rosenzweig and Robert Sheft (each a “Privet Director”) to serve as directors of the Company until no earlier than the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”) and until their successors are duly elected and qualified, subject to the terms of this Agreement.  In the event of the death, disability or other event resulting in either of the Privet Directors being unable to complete their respective terms, the Board shall appoint a replacement Privet Director designated by the Privet Group and reasonably acceptable to the Company.

(d)                                 Committee Appointments.  At the meeting to be held on May 11, 2011, the Board shall take all necessary action to appoint Rosenzweig to the Compensation Committee and the Nominating and Corporate Governance Committee and Sheft to the Audit Committee of the Company, or other standing committees performing similar functions (which committees are the only standing committees of the Board as of the date hereof).  In addition, at least one Privet Director shall be appointed to each other standing or special committee of the Board constituted by the Board between the date hereof and the 2012 Annual Meeting, until no earlier than the 2012 Annual Meeting.

(e)                                  Bylaws.  The Company agrees that between the date hereof and the date the Privet Directors are appointed to the Board, the Board shall not take any action to amend the Bylaws or other corporate governance documents of the Company.

(f)                                    Investor Rights Agreement.  The parties agree that no provision of this Agreement shall have the effect of amending, terminating or otherwise modifying or limiting the terms of the Investor Rights Agreement dated as of February 13, 2004  (the “Investor Rights Agreement”) between the Company, A. Emmet Stephenson, Jr. (“AES”), and Toni E. Stephenson (“TES”).  Without limiting the generality of the foregoing and for the avoidance of doubt, no provision of this Agreement shall limit the ability of AES or TES to exercise their rights under the Investor Rights Agreement.

(g)                                 Schedule 13D; Supplemental Proxy Materials.  Promptly following the execution and delivery of this Agreement (i) each member of the Privet Group shall file a Schedule 13D with the Securities and Exchange Commission describing the terms of this Agreement; provided however, the Company shall first be given the opportunity to review and comment on any draft Schedule 13D prior to such filing and (ii) the Company shall prepare, file with the Securities and Exchange Commission and disseminate to the Company’s stockholders, supplemental proxy soliciting materials describing the terms of this Agreement; provided however, the Privet Group shall first be given the opportunity to review and comment on any draft supplemental soliciting materials prior to such filing.

(h)                                 Other Shareholders.  Promptly following the execution and delivery of this Agreement, each member of the Privet Group shall take reasonable steps to inform any shareholder of the Company previously contacted by any member of the Privet Group in connection with the 2011 Annual Meeting that each member of the Privet Group is voting accordance with the Board’s recommendations for each of the proposals described in the Company’s proxy statement relating to the 2011 Annual Meeting dated March 30, 2011; provided, however, in no event will any member of the Privet Group be required to take any action that would constitute a “solicitation” (as such term is defined in Regulation 14A under the Exchange Act or the rules or regulations thereunder) requiring any member of the Privet Group to file with the Securities and Exchange Commission proxy solicitation materials pursuant to Regulation 14A under the Exchange Act or the rules or regulations thereunder.

2.                                       Privet Standstill.

With respect to Privet Fund LP, Privet Fund Management LLC, Ryan Levenson and Ben Rosenzweig, and any of their respective Affiliates, until the later of (i) one (1) year from the date of this Agreement and (ii) while a Privet Director serves on the Board, no member of the Privet Group (excluding AES and TES) nor any Privet Affiliate shall, directly or indirectly, in any manner:

(a)                                  engage in any solicitation of proxies or written consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act or the rules or regulations thereunder) of proxies or written consents (including, without limitation, any solicitation of written consents to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(b)                                 conduct, or knowingly encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to the Company, including without limitation relating to the removal or the election of directors;

(c)                                  knowingly seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders;

(d)                                 initiate, propose or otherwise knowingly “solicit” stockholders of the Company for the approval of any stockholder proposal;

(e)                                  form or join in a partnership, limited partnership, syndicate or other group, including without limitation a “group” (other than in each case, solely with the members of the Privet Group and their Affiliates, Associates, or immediate family members) as defined under Section 13(d) of the Exchange Act or Rule 13d-5(b) promulgated pursuant to the Exchange Act with respect to any securities of the Company or otherwise support or participate in any effort by a third party with respect to the matters set forth in this Section 2;

(f)                                    deposit any securities of the Company in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of the securities of the Company;

(g)                                 without the prior approval of the Board contained in a written resolution of the Board, (x) either directly or indirectly for itself or its Affiliates, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (y) in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or affiliates; (ii) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or affiliates or (iii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or affiliates;

(h)                                 vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(i)                                     except as specifically provided in this Agreement, seek, alone or in concert with others, to (x) place a representative or other affiliate or nominee on the Board, (y) seek the removal of any member of the Board or (z) change the size or composition of the Board; or

For the avoidance of doubt, any actions of a Privet Director taken in his capacity as a member of the Board of Directors shall not be deemed to violate the foregoing clauses (a) through (i).

3.                                       Mutual Release and Non-Disparagement.

(a)                                  Privet Release.  Effective as of the appointment of the Privet Directors pursuant to the Section 1(c) of this Agreement (the “Release Date’) , the Privet Group hereby agrees, for the benefit of the Company and each officer, director, agent, Affiliate, employee, partner, representative, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”)  that, effective from and after the Release Date, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (“Claims”) arising in respect of or in connection with, the nomination and election of directors at the 2011 Annual Meeting, occurring any time or period of time on or prior to the date of the execution of this Agreement; provided, however, that nothing set forth herein shall in any way constitute a release by AES or TES of any alleged Claims pursuant to the terms of the Investor Rights Agreement based upon the adoption by the Company of the Amended and Restated Bylaws on March 31, 2011.

(b)                                 Company Release.  The Company hereby agrees, for the benefit of the Privet Group, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, representative, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, as well as each of the Privet Directors (the Privet Group and each such person being an “Privet Released Person”) that effective from and after the Release Date, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Privet Released Person of, and holds each Privet Released Person harmless from, any and all Claims arising in respect of or in connection with, the nomination and election of directors at the 2011 Annual Meeting, occurring any time or period of time on or prior to the date of the execution of this Agreement.

(c)                                  Privet Non-Disparagement.  No member of the Privet Group will intentionally make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, its officers or its directors or any person who has served as an officer or director of the Company on or following the date of this Agreement: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format, or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

(d)                                 Company Non-Disparagement.  The Company will not intentionally make, and will instruct those individuals serving as officers and directors of the Company as of the date hereof not to intentionally make,  or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, any member of the Privet Group: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format, or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

4.                                       Other Agreements.

(a)                                  Vote Tabulation.  Immediately following the execution of this Agreement, the Company shall provide to AES a report from Broadridge dated no earlier than April 29, 2011 summarizing the tabulated votes cast for the 2011 Annual Meeting (“Vote Tabulation”).  AES hereby agrees that it will keep the Vote Tabulation strictly confidential and not disclose the Vote Tabulation in any manner whatsoever without the prior written consent of the Company.

(b)                                 Public Announcements.  Following the execution of this Agreement, (i) the Company shall issue the press release announcing the terms of this Agreement, in the form attached hereto as Exhibit B (the “Press Release”), and shall file a Current Report on Form 8-K with the SEC disclosing the terms of this Agreement and attaching as exhibits this Agreement and the Press Release and (ii) the Privet Group shall file the Schedule 13D contemplated by Section 1(g) hereof.

(c)              Specific Performance.  Each of the members of the Privet Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the members of the Privet Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

(d)             Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(e)              Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If the Company:

Startek, Inc.
44 Cook Street, Suite 400
Denver, CO 80206
Attention:
Facsimile:

with a copy to:

Hogan Lovells US LLP
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
Attention: Paul Hilton
Facsimile: (303) 899-7333

If to the Privet Group:

Privet Fund Management LLC
50 Old Ivy Road

Suite 230
Atlanta, GA 30342
Attention:  Ryan Levenson
Facsimile:  404-467-6101

With a copy to:

Bryan Cave LLP
1201 W. Peachtree Street, N.W.
14th Floor
Atlanta, Georgia 30309
Attention:  Rick Miller & Eliot Robinson
Facsimile:  404-420-0787

If to AES or TES:

A. Emmet Stephenson, Jr.
400 Nevada Way
Boulder City, Nevada 89005
Emmet@great.net

With copies to:

Toni E. Stephenson
400 Nevada Way
Boulder City, Nevada 89005
tonis@great.net

Bryan Cave LLP
1201 W. Peachtree Street, N.W.
14th Floor
Atlanta, Georgia 30309
Attention:  Rick Miller & Eliot Robinson
Facsimile:  404-420-0787

(f)                Applicable Law. This Agreement is governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to the conflict of laws principles. Each party submits to exclusive jurisdiction and venue of federal or state courts in Delaware and agrees not to institute litigation in any other forums in respect of the interpretation or enforcement of this Agreement (except for proceedings to obtain enforcement of an order of a Delaware federal or state court).

(g)             Counterparts.  This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(h)             Entire Agreement; Amendment and Waiver; Successors and Assigns.  This Agreement contains the entire understanding of the parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein.  This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without the prior written consent the other party.

(i)                 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(j)                 Fees and Expenses. Except as expressly set forth below, neither the Company, on the one hand, nor the Privet Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement or the 2011 Annual Meeting of Stockholders.   The Company shall compensate the Privet Directors, and reimburse reasonable travel expenses of the Privet Directors, on the same basis as other independent directors of the Company. The Company shall pay $50,000 to reimburse the Privet Group for the reasonable fees and expenses incurred in connection with the nomination of the Privet Directors.

(k)              Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Settlement and Standstill Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

THE COMPANY:

Startek, Inc.

/s/ Ed Zschau
Name: Ed Zschau
Title: Chairman of the Board

THE PRIVET GROUP:

Privet Fund LP

/s/ Ryan Levenson
Name: Ryan Levenson
Title: Manager

Privet Fund Management LLC

/s/ Ryan Levenson
Name: Ryan Levenson
Title: Manager

Ryan Levenson

/s/ Ryan Levenson

Ben Rosenzweig

/s/ Ryan Levenson

A. Emmet Stephenson, Jr.

/s/ A. Emmet Stephenson, Jr.

Toni E. Stephenson

/s/ Toni E. Stephenson

Schedule A

Privet Fund LP

Privet Fund Management LLC

Ryan Levenson

Ben Rosenzweig

A. Emmet Stephenson, Jr.

Toni E. Stephenson